Exhibit 5




                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                           WASHINGTON, D.C. 20004-1109

                                  July 13, 1998

Board of Directors
Webster Financial Corporation
Webster Plaza
Waterbury, CT  06702

Ladies and Gentlemen:

         We are acting as special counsel to Webster Financial Corporation, a Delaware corporation (the "Corporation"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed public offering of up to 274,609 shares of the Corporation's common stock, par value $0.01 per share, all of which shares (the "Shares") are to be sold by certain selling stockholders (each a "Selling Stockholder"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

         1.       An executed copy of the Registration Statement.

         2. The Restated Certificate of Incorporation, with amendments thereto, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect.

         3. The Bylaws of the Corporation, with amendments thereto, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect.

         4. Resolutions of the Board of Directors of the Corporation, adopted at a meeting held on April 20, 1998, as certified by the Secretary of the Corporation on the date hereof as then being complete, accurate and in effect, relating to, among other things, the original issuance of the Shares and arrangements in connection therewith.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

         Based upon, subject to and limited by the foregoing, we are of the opinion that, assuming at the time the Shares were originally issued the Company received the consideration herefor specified in the April 20, 1998 resolutions of the Board of Directors referred to in paragraph 4 above, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                           Very truly yours,





                                      /s/ HOGAN & HARTSON L.L.P.